FOR MORE INFORMATION, PLEASE CONTACT
The Piacente Group, Inc.
Brandi Floberg or Lee Roth
212-481-2050 or sed@tpg-ir.com (Twitter: TPGir)

Exhibit 99.1

SED International Holdings Increases and Extends Wells Fargo Credit Facility Through January 1, 2015

TUCKER, GA – February 2, 2011 – SED International Holdings, Inc. (OTCBB: SECX), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances and cellular products, today announced that on February 1, 2011 it reached an agreement with Wells Fargo Bank to increase its revolving line of credit to $55.0 million and to extend the expiration date to January 1, 2015. This credit facility may also be increased to $75.0 million in $5.0 million increments at SED’s discretion, subject to certain criteria being met.

The agreement with Wells Fargo Bank, which provides for borrowings based on eligible accounts receivable and inventories (as defined therein), was originally entered into on September 21, 2005 with a term of three years. On March 1, 2007, SED signed a three-year extension maturing on September 21, 2011, and on January 10, 2008, SED elected to increase the line of credit to $50.0 million. As of September 30, 2010, the amount of available borrowings under this credit facility was $15.8 million.  In addition to the Wells Fargo credit line, SED also maintains a $3.7 million bank line with Helm Bank (formerly Banco de Credito de Colombia), supporting its Latin American operations, where the amount of available borrowings was $2.9 million as of September 30, 2010.

“SED has enjoyed a valuable working relationship with Wells Fargo for several years now. We believe that this increase to our credit line as well as the extension of the term of our agreement will continue to support our growth initiatives going forward,” commented Jonathan Elster, SED’s President and CEO.

ABOUT SED INTERNATIONAL HOLDINGS, INC.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances and cellular products.  The Company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets.  Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the U.S. and Latin America.  To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.”  These statements often can be identified by the use of terms such as "may," "will," "expect," "believes," "anticipate," "estimate," "approximate" or "continue," or the negative thereof.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  Any forward-looking statements represent management's best judgment as to what may occur in the future.  However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected.  These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets.  The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10Q available at www.sec.gov.

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